Exhibit 5.1

                                 STEPP LAW GROUP

July 18, 2001

DataLogic International, Inc.
12966 Euclid Street
Suite 450
Garden Grove, California 92840

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to DataLogic International, Inc., a Delaware corporation (the "Company"), and in such capacity have examined the form of Registration Statement on Form S-8 ("Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") by the Company in connection with the registration pursuant to the Securities Act of 1933, as amended ("Act"), of 1,729,860 shares of common stock, $.001 par value per share, to be issued by the Company (the "Shares"). The Shares shall be issued pursuant to the terms and conditions of the Business and Financial Consultant Agreement with David Le, attached as Exhibit 10.1 to this Registration Statement.

In rendering the following opinion, we have examined and relied upon only the following documents described below. In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity, accuracy and completeness of the documents submitted to us as originals; and (iii) conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

         1.      The Certificate of Incorporation of the Company;
         2.      The Bylaws of the Company, as amended to date;
         3. Resolutions adopted by the Board of Directors of the Company authorizing entry into the Business and Financial Consultant Agreement with David Le;
         4.      The Registration Statement.

We have not undertaken, and shall not undertake, any independent investigation beyond such documents, or to verify the adequacy or accuracy of such documents. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and the Agreement, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any province or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued and non-assessable.



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We express no opinion as to compliance with the securities laws or other laws in any foreign jurisdiction in which the Shares are proposed to be offered and sold and as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit, and, in fact, we hereby deny, that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

Other than as provided herein, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The Company is hereby advised, urged and encouraged to retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.

Sincerely,

STEPP LAW GROUP

/s/ Thomas E. Stepp, Jr.
By: Thomas E. Stepp, Jr.


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